EXHIBIT 99.1

Contacts:
John McManus Spectrum Pharmaceuticals, Inc. (949) 788-6700, Ext. 247

Spectrum Pharmaceuticals announces Nasdaq decision to continue Company’s
SmallCap Market listing

Listing Qualifications Panel rules that the Company has regained compliance with listing requirements

     IRVINE, Calif., June 2, 2003 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that it has retained its listing on the Nasdaq SmallCap Market. The decision was made by the Nasdaq Listing Qualifications Panel after a hearing before the panel last month. As a condition of its continued listing, the Company must show that it continues to meet the minimum stockholder’s equity and other requirements for continued listing on the Nasdaq SmallCap Market in timely filings of its 10-Q reports with the Securities and Exchanges Commission for the 2nd and 3rd quarters of 2003.

     “We are very pleased to hear that the Listing Qualifications Panel has ruled in favor of Spectrum’s continued listing on the Nasdaq SmallCap Market”, stated Rajesh C. Shrotriya, Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc. “Our listing with Nasdaq is important to us, and we have a financial plan in place that we believe will allow us to maintain the listing requirements for the SmallCap Market.”

     Spectrum Pharmaceuticals’ primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. Eoquin™ is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S. Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information, visit the Company’s web site at www.spectrumpharm.com.

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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